Exhibit 99.1

Compass Diversified Holdings	Investor Relations and Media Contacts:
James J. Bottiglieri	The IGB Group
Chief Financial Officer	Leon Berman / Michael Cimini
203.221.1703	212.477.8438 / 212.477.8261
jbottiglieri@compassdiversifiedholdings.com	lberman@igbir.com / mcimini@igbir.com
Compass Diversified Holdings Reports Fourth Quarter and Full Year 2009 Financial Results
Generates Cash Flow Available for Distribution and Reinvestment of $17.9 million for Fourth
Quarter Ended December 31, 2009 and $37.0 million for Full Year 2009
Westport, Conn., March 9, 2010 — Compass Diversified Holdings (Nasdaq: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three and twelve months ended December 31, 2009.
Fourth Quarter and Full Year 2009 Highlights
•	Generated Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $17.9 million for the fourth quarter of 2009 and $37.0 million for the full year 2009;

•	Reported a net loss of $0.1 million for the fourth quarter of 2009 and a net loss of $39.6 million for the full year 2009, which includes a $24.6 million negative impact from one-time non-cash items; and

•	Paid a fourth quarter 2009 cash distribution of $0.34 per share, bringing cumulative distributions paid to $4.64 per share since CODI’s IPO in May of 2006
CODI reported Cash Flow (see note regarding use of Non-GAAP Financial Measures below) of $17.9 million for the quarter ended December 31, 2009, as compared to $11.2 million for the prior year period. CODI’s Cash Flow for the year ended December 31, 2009 was $37.0 million as compared to $50.6 million for the prior year period. CODI’s weighted average number of shares outstanding for the quarter and twelve months ended December 31, 2009 was approximately 36.6 million and 34.4 million, respectively.
The approximate 60% improvement in Cash Flow for the fourth quarter of 2009 compared to the year-earlier period was due to strengthening revenue trends at a number of CODI’s subsidiaries, as well as a variety of cost containment measures across its businesses. CODI’s Cash Flow decline for the year ended December 31, 2009 compared to the prior year was largely attributable to the negative impact of the economy, particularly on the Company’s Staffmark subsidiary.
CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each subsidiary for the periods during which CODI owned them. However, Cash Flow excludes the gains from sales of businesses, which have totaled over $109 million since 2007.
The net loss for the quarter ended December 31, 2009 was $0.1 million, as compared to net income of $2.4 million for the quarter ended December 31, 2008. CODI reported a net loss for the year ended December 31, 2009 of $39.6 million, as compared to net income of $81.8 million for the prior year period. Net income for 2008 includes gains of approximately $73.4 million from the sale of Aeroglide Holdings, Inc. and Silvue Technologies Group, Inc. During the first quarter of 2009, CODI recorded $59.8 million of non-cash impairment expense for the Company’s Staffmark subsidiary, partially offset by the associated tax benefit of $22.5 million and by $12.7 million for the noncontrolling shareholders portion of this impairment expense.
As of December 31, 2009, CODI had $31.5 million in cash and cash equivalents on hand, $76.0 million outstanding on its term debt facility and $137 million of borrowing availability under its $340 million revolving credit facility. The Company has no significant debt maturities until 2013.
On January 8, 2010, CODI’s Board of Directors declared a distribution of $0.34 per share. The distribution was paid on January 28, 2010 to all holders of record as of January 22, 2010.
Commenting on the quarter, Joe Massoud, CEO of Compass Diversified Holdings, said, “We are very pleased to report strong results for the fourth quarter, which significantly exceeded our expectation. CODI’s Cash Flow in that period grew by approximately 60% as compared to the year-earlier period. Over the past year and a half, our companies have exploited the difficult economic environment and our comparative financial strength to increase market share relative to their competitors. We have also continued to invest in outstanding managers and in high return organic and external growth initiatives across all our subsidiaries. These factors, coupled with aggressive cost controls where appropriate, enabled us to finish 2009 with strengthening revenue trends and greater operating leverage. For 2010, we expect to achieve significant year-over-year growth in CAD, excluding the impact of any new platform businesses we may acquire, and are already beginning to see these trends in the first quarter.”
Mr. Massoud concluded, “Our efforts to grow our existing subsidiaries through new attractive purchases of businesses are also beginning to show results. We are optimistic about our ability to add to our family of platform subsidiaries in the coming quarters, as well as to continue to make highly accretive add-on acquisitions to our current companies. We have been disciplined in utilizing our financial capacity and hope to reward our shareholders for their patience by acquiring businesses that are niche market leaders with highly defensible positions and are managed by proven and incentivized management stewards.”

Conference Call
Management will host a conference call this morning at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (888) 389-5993 and the dial-in number for international callers is (719) 325-2393. The access code for all callers is 2251294. A live webcast will also be available on the Company’s website at www.compassdiversifiedholdings.com.
A replay of the call will be available through March 16, 2010. To access the replay, please dial (888) 203-1112 in the U.S. and (719) 457-0820 outside the U.S., and then enter the access code 2251294.
Note Regarding Use of Non-GAAP Financial Measures
CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns, with the first quarter typically being the slowest of the year. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the Attached Schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.
About Compass Diversified Holdings (“CODI”)
Compass Diversified Holdings (“CODI”) was formed to acquire and manage a group of middle market businesses that are headquartered in North America. Its subsidiaries are a diverse group of businesses with highly defensible market positions.
CODI’s structure involves acquisition of controlling ownership interests in its subsidiaries in order to maximize its ability to impact each subsidiary’s performance. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI’s model involves discipline in identifying and valuing businesses, proactive engagement with the management teams of the companies it acquires and the monetization of its subsidiaries when it believes that doing so will maximize shareholder value. The Company seeks to provide an extraordinarily high level of transparency in financial reporting and governance processes for the benefit of its shareholders. CODI currently has six subsidiaries operating in distinct market niches. The cash flows generated by these businesses are utilized in pursuit of CODI’s dual objectives of investing in the long-term growth of the Company and making distributions of cash to its shareholders.
Our Subsidiary Businesses
Each of our companies is a leader in their respective market niche.
Based in Ecru, MS, American Furniture Manufacturing is a manufacturer of promotionally priced upholstered furniture. Visit www.americanfurn.net.

Based in Coral Springs, FL, Anodyne Medical Device is a designer manufacturer of medical support surfaces and other wound treatment devices. Visit www.anodynemedicaldevice.com.
Based in Aurora, CO, Advanced Circuits is a manufacturer of quick-turn, prototype and production rigid printed circuit boards (“PCBs”). Visit www.4pcb.com.
Based in Watsonville, CA, Fox Racing Shox is a designer and manufacturer of suspension products for mountain bikes and powered off-road vehicles. Visit www.foxracingshox.com.
Based in Sterling, IL, Halo Lee Wayne is a one-stop resource for design, sourcing and fulfillment of promotional products. Visit www.haloleewayne.com.
Based in Cincinnati, OH, Staffmark is a provider of temporary staffing services, operating over 300 locations in 29 states. Visit www.staffmark.com.
To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
A copy of this press release, and of past press releases, is available on Compass Diversified Holdings’ website located at www.compassdiversifiedholdings.com.

Compass Diversified Holdings
Condensed Consolidated Balance Sheets

	December 31,	December 31,
(in thousands)	2009	2008

Assets
Current assets:
Cash and cash equivalents	$31,495	$97,473
Accounts receivable, less allowance of $5,409 and $4,824	165,550	164,035
Inventories	51,727	50,909
Prepaid expenses and other current assets	26,255	22,784

Total current assets	275,027	335,201

Property, plant and equipment, net	25,502	30,763
Goodwill	288,028	339,095
Intangible assets, net	216,365	249,489
Deferred debt issuance costs, net	5,326	8,251
Other non-current assets	20,764	21,537

Total assets	$831,012	$984,336

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$99,395	$105,808
Due to related party	3,300	604
Current portion of long-term debt	2,500	2,000
Current portion of workers’ compensation liability	22,126	26,916
Other liabilities	2,566	4,042

Total current liabilities	129,887	139,370

Long-term debt	74,000	151,000
Supplemental put obligation	12,082	13,411
Deferred income taxes	60,397	86,138
Workers’ compensation liability	38,913	40,852
Other non-current liabilities	7,667	9,687

Total liabilities	322,946	440,458

Stockholders’ equity
Trust shares, no par value, 500,000 authorized; 36,625 and 31,525 shares issued and outstanding at 12/31/09 and 12/31/08, respectively	485,790	443,705
Accumulated other comprehensive loss	(2,001)	(5,242)
Accumulated earnings (deficit)	(46,628)	25,984

Total stockholders’ equity attributable to Holdings	437,161	464,447
Noncontrolling interests	70,905	79,431

Total stockholders’ equity	508,066	543,878

Total liabilities and stockholders’ equity	$831,012	$984,336

Compass Diversified Holdings
Condensed Consolidated Statements of Operations

	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended
(in thousands, except per share data)	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
	(unaudited)	(unaudited)
Net sales	$362,059	$374,827	$1,248,740	$1,538,473
Cost of sales	283,149	286,224	976,991	1,196,206

Gross profit	78,910	88,603	271,749	342,267
Operating expenses:
Staffing expense	18,135	24,026	74,279	102,438
Selling, general and administrative expenses	37,855	44,647	145,948	165,768
Supplemental put expense (reversal)	7,189	553	(1,329)	6,382
Management fees	3,275	4,252	13,100	15,205
Amortization expense	5,995	6,173	24,609	24,605
Impairment expense	—	—	59,800	—

Operating income (loss)	6,461	8,952	(44,658)	27,869

Other income (expense):
Interest income	1,067	237	1,178	1,377
Interest expense	(2,818)	(4,283)	(11,736)	(17,828)
Amortization of debt issuance costs	(433)	(496)	(1,776)	(1,969)
Loss on debt repayment	—	—	(3,652)	—
Other income (expense), net	312	489	(282)	894

Income (loss) from continuing operations before income taxes	4,589	4,899	(60,926)	10,343
Income tax expense (benefit)	4,639	2,904	(21,281)	6,526

Income (loss) from continuing operations	(50)	1,995	(39,645)	3,817
Income from discontinued operations, net of income tax	—	—	—	4,607
Gain on sale of discontinued operations, net of income taxes	—	431	—	73,363

Net income (loss)	(50)	2,426	(39,645)	81,787
Net income (loss) attributable to noncontrolling interest	1,630	1,198	(13,375)	3,493

Net income (loss) attributable to Holdings	$(1,680)	$1,228	$(26,270)	$78,294

Basic and fully diluted income (loss) per share attributable to Holdings	$(0.05)	$0.04	$(0.76)	$2.48

Weighted average number of shares outstanding — basic and fully diluted	36,625	31,525	34,403	31,525

Cash distributions declared per share	$0.34	$0.34	$1.36	$1.33

Compass Diversified Holdings
Condensed Consolidated Statements of Cash Flows

	Year	Year
	Ended	Ended
(in thousands)	December 31, 2009	December 31, 2008

Cash flows from operating activities:
Net income (loss)	$(39,645)	$81,787
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on sale of businesses	—	(73,363)
Depreciation and amortization expense	34,772	36,990
Impairment expense	59,800	—
Supplemental put expense (reversal)	(1,329)	6,382
Noncontrolling interest and noncontrolling stockholders charges	1,555	3,376
Loss on debt repayment	3,652	—
Deferred taxes	(24,964)	(8,911)
Other	107	381

Changes in operating assets and liabilities, net of acquisition:
Decrease in accounts receivable	143	29,970
Decrease (increase) in inventories	(557)	102
(Increase) decrease in prepaid expenses and other current assets	(4,442)	(3,874)
Increase (decrease) in accounts payable and accrued expenses	(8,879)	(17,344)
Decrease in supplemental put obligation	—	(14,947)

Net cash provided by operating activities	20,213	40,549

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(1,435)	(167,546)
Proceeds from dispositions	—	154,156
Purchases of property and equipment	(3,585)	(11,576)
Other	38	173

Net cash used in investing activities	(4,982)	(24,793)

Cash flows from financing activities:
Proceeds from issuance of trust shares, net	42,085	—
Net borrowing (repayment) of debt	(76,500)	2,468
Swap termination fee	(2,517)	—
Debt issuance costs	—	(552)
Changes in noncontrolling interests	2,546	2,251
Other	(481)	(273)
Distributions paid	(46,342)	(41,455)

Net cash used in financing activities	(81,209)	(37,561)

Net decrease in cash and cash equivalents	(65,978)	(21,805)
Foreign currency adjustment	—	(80)
Cash and cash equivalents — beginning of period	97,473	119,358

Cash and cash equivalents — end of period	$31,495	$97,473

Compass Diversified Holdings
Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (“CAD”)
(unaudited)

	Three Months	Three Months
	Ended	Ended	Year Ended	Year Ended
(in thousands)	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Net income (loss)	$(50)	$2,426	$(39,645)	$81,787
Adjustment to reconcile net income (loss) to cash provided by (used in) operating activities:
Gain on sale of businesses	—	(431)	—	(73,363)
Depreciation and amortization	8,007	8,469	32,996	35,021
Amortization of debt issuance costs	433	496	1,776	1,969
Supplemental put expense (reversal)	7,189	553	(1,329)	6,382
Impairment expense	—	—	59,800	—
Loss on debt repayment	—	—	3,652	—
Noncontrolling interest and noncontrolling stockholders charges	177	884	1,555	3,376
Deferred taxes	3,143	(1,901)	(24,964)	(8,911)
Other	361	85	107	381
Changes in operating assets and liabilities	(20,481)	4,112	(13,735)	(6,093)

Net cash provided by (used in) operating activities	(1,221)	14,693	20,213	40,549
Plus:
Unused fee on revolving credit facilitities (1)	873	884	3,454	3,139
Staffmark integration and restructuring expenses	54	2,350	4,076	8,826
Changes in operating assets and liabilities	20,481	(4,112)	13,735	6,093
Less:
Advanced Circuits interest income related to loan forgiveness	1,047	—	1,047	—
Maintenance capital expenditures (2)	1,222	2,645	3,403	8,041

Estimated cash flow available for distribution	$17,918	$11,170	$37,028	$50,566

Distribution paid in April 2009/2008			$10,718	$10,246
Distribution paid in July 2009/2008			12,452	10,246
Distribution paid in October 2009/2008			12,453	10,719
Distribution paid in January 2010/2009	$12,452	$10,719	12,452	10,719

	$12,452	$10,719	$48,075	$41,930

(1)	Represents the commitment fee on the unused portion of the Revolving Credit Facilitities.

(2)	Represents maintenance capital expenditures that were funded from operating cash flow and excludes approximately $3.5 million of growth capital expenditures for the year ended Dec. 31, 2008.